Exhibit 3.6

ATTESTATION DE VERIFICATION
DU RAPPORT DE FONDATION

A L’ATTENTION DES FONDATEURS DE
INTER PARFUM (SUISSE) SA, FRIBOURG
EN FORMATION

En notre qualité de réviseur de la fondation, nous avons, au sens des dispositions légales, vérifié le rapport de fondation du 4 juin 2008 que vous nous avez présenté.

La responsabilité de l’établissement du rapport de fondation incombe aux fondateurs, alors que notre mission consiste à vérifier ce rapport et à émettre une appréciation le concernant. Nous attestons que nous remplissons les exigences légales de qualification et d’indépendance.

Notre révision a été effectuée selon les normes de la profession. Ces normes requièrent de planifier et de réaliser la vérification de manière telle que les anomalies significatives dans le rapport de fondation puissent être constatées avec une assurance raisonnable. Nous avons procédé aux opérations de vérification correspondant aux circonstances données. Nous estimons que notre révision constitue une base suffisante pour former notre opinion.

Selon notre appréciation, les informations contenues dans le rapport de fondation sont complètes et exactes.

Villars-sur-Glâne, le 13 juin 2008

NBA Audit S.A.

A. Bergna	G. Julmy
Expert-comptable	Expert-comptable
diplômé	diplômé
Réviseur responsable

Annexe :
•  Rapport de fondation

INTER PARFUMS (Suisse) SA

Rapport de fondation

Vu les dispositions du Code des obligations concernant les apports en nature/reprises de biens, libération par compensation et octroi d’avantages particuliers, INTER PARFUMS SA, fondatrice de Inter Parfums (Suisse) SA, déclare que :

1.
INTER PARFUMS SA apporte à la société INTER PARFUMS (Suisse) SA l’actif ci-après désigné pour un montant total de CHF 54'900'000.-, dont la moitié en échange de 27'450 actions de la société INTER PARFUMS (Suisse) SA, l’autre moitié de CHF 27'450'000.- constituant un agio :

-  les marques LANVIN ayant fait l’objet du Contrat de cession de marque conclu en date du 30 juillet 2007 entre la société Jeanne Lanvin SA et Inter PARFUMS SA-. La valeur de ces marques correspond à leur valeur nette comptable telle qu’elle résulte des comptes de INTER PARFUMS SA au 31 décembre 2007. Ce montant correspond à la juste valeur des marques, soit au prix du marché. Cette évaluation est en conséquence prudente et conforme aux principes d’évaluation de tels droits. Les marques, propriété d’INTER PARFUMS SA, sont disponibles et librement transférables conformément à la législation qui leur est applicable et sont réalisables au minimum à leur valeur d’évaluation.

L’évaluation de cet actif a été faite par les services financiers d’INTER PARFUMS SA sur la base des livres de cette dernière tels qu’ils se présentent au 31 décembre 2007. Cette évaluation a fait l’objet d’une vérification par le réviseur de la société INTER PARFUMS SA, NBA Audit SA, route de la Glâne 107, 1752 Villars-sur-Glâne, dont l’attestation de vérification est annexée au présent rapport. La fondatrice approuve cette évaluation.

2.	Le capital-actions de la société INTER PARFUMS (Suisse) SA n’est libéré par aucune autre valeur que celle figurant dans le rapport de fondation.

3.	Le bien ici apporté est nécessaire à l’activité de la société.

_PARIS_____________, le 4 juin 2008

Statuts

de
INTER PARFUMS (SUISSE) SA

______________________________________

I. Raison sociale, siège, but et durée

Article premier     Raison sociale

Il est formé, sous la raison sociale

INTER PARFUMS (SUISSE) SA

une société anonyme régie par les présents statuts et par les art. 620 et suivants du Code des obligations.

Article 2 But

La société a pour but l’acquisition, la gestion et l’exploitation de droits immatériels, notamment de brevets, de marques, de procédés de fabrication, de savoir-faire, ainsi que la gestion et l’exploitation de licences portant sur des droits immatériels.

La société peut également procéder à des emprunts, de même qu’accorder des prêts, avec ou sans garantie, et émettre des garanties et tout autre type de sûretés, y compris gager ses actifs, en garantie d’obligations assumées par des tiers.

La société peut participer à d’autres entreprises et constituer des succursales et des filiales, tant en Suisse qu’à l’étranger. Elle peut acquérir, détenir et aliéner des biens immobiliers et, de manière générale, exercer toute activité en rapport direct ou indirect avec son but.

Article 3 Durée

La durée de la société est indéterminée.

Article 4 Siège

Le siège social est à Fribourg.

II. Capital-actions

Article 5 Capital-actions

Le capital-actions s’élève à CHF 27'450'000.- (VINGT-SEPT MILLIONS QUATRE CENT CINQUANTE MILLE FRANCS) et est divisé en 27'450 (VINGT-SEPT MILLE QUATRE CENT CINQUANTE) actions nominatives d’une valeur nominale de CHF 1'000.-(MILLE FRANCS) chacune, entièrement libérées.

Article 6 Apport en nature

INTER PARFUMS, à Paris, fait apport à la société de la marque Lanvin, d’une valeur de EUR 34'712'000.-, acceptés pour le prix de CHF 54'900'000.-, contre remise de 27'450 actions de CHF 1'000.- chacune.

Article 7 Certificats d’actions, transformation d’actions

En lieu et place d’actions individuelles, la société peut émettre des certificats d’actions portant sur plusieurs actions. La propriété ou l’usufruit d’une action ou d’un certificat d’actions ainsi que tout exercice des droits d’actionnaire impliquent la reconnaissance des statuts de la société conformément à la version en vigueur.

Par une modification des statuts, l’assemblée générale peut en tout temps convertir des actions nominatives en actions au porteur et inversement.

Article 8 Registre des actions

Le conseil d’administration tient un registre des actions qui mentionne le nom et l’adresse des propriétaires et des usufruitiers. N’est reconnu comme actionnaire ou usufruitier à l’égard de la société que celui qui est inscrit au registre des actions.

La société peut, après avoir entendu la personne concernée, rayer du registre des actions les inscriptions qui ont été faites sur la base de fausses informations données par l’acquéreur. Ce dernier doit en être informé immédiatement.

III. Organisation

A. Assemblée générale

Article 9 Compétences

L’assemblée générale est l’organe suprême de la société. Elle a le droit intransmissible :
1.	d’adopter et de modifier les statuts ;
2.	de nommer et de révoquer les membres du conseil d’administration et de l’organe de révision ;

3.	d’approuver le rapport annuel et les comptes annuels et de déterminer l’emploi du bénéfice résultant du bilan, en particulier de fixer le dividende et les tantièmes ;
4.	de donner décharge aux membres du conseil d’administration ;
5.	de prendre toutes les décisions qui lui sont réservées par la loi ou les statuts.

Article 10 Assemblées générales

L’assemblée générale ordinaire a lieu chaque année dans les six mois qui suivent la clôture de l’exercice.

Des assemblées générales extraordinaires sont convoquées aussi souvent qu’il est nécessaire, en particulier dans les cas prévus par la loi.

Le conseil d’administration est tenu de convoquer une assemblée générale extraordinaire dans un délai de 20 jours lorsque des actionnaires représentant dix pour cent au moins du capital-actions requièrent la convocation et l’inscription d’un objet à l’ordre du jour par écrit en indiquant les objets de discussion et les propositions.

Article 11 Convocation, réunion de tous les actionnaires

L’assemblée générale est convoquée par le conseil d’administration et, au besoin, par l’organe de révision. Les liquidateurs ont également le droit de la convoquer.

La convocation de l’assemblée générale se fait par lettre envoyée au moins vingt jours avant la date de la réunion aux actionnaires et usufruitiers. Outre le jour, l’heure et le lieu de la réunion, sont mentionnés dans la convocation des objets portés à l’ordre du jour ainsi que les propositions du conseil d’administration et des actionnaires qui ont demandé la convocation de l’assemblée ou l’inscription d’un objet à l’ordre du jour.

Aucune décision ne peut être prise sur des objets qui n’ont pas été portés à l’ordre du jour de la manière qui précède, à l’exception des propositions de convoquer une assemblée générale extraordinaire, d’instituer un contrôle spécial ou d’élire un organe de révision. En revanche, il n’est pas nécessaire d’annoncer à l’avance les propositions entrant dans le cadre des objets portés à l’ordre du jour ni les délibérations qui ne doivent pas être suivies d’un vote.

Les propriétaires, les usufruitiers ou les représentants de la totalité des actions peuvent, s’il n’y a pas d’opposition, tenir une assemblée générale sans observer les formes prévues pour sa convocation (assemblée générale dite universelle). Aussi longtemps que les propriétaires ou les représentants de la totalité des actions sont présents, cette assemblée a le droit de délibérer et de statuer valablement sur tous les objets qui sont du ressort de l’assemblée générale.

Le rapport de gestion et le rapport de révision sont mis à la disposition des actionnaires au siège de la société au plus tard vingt jours avant l’assemblée générale ordinaire. La convocation de l’assemblée générale doit mentionner que ces rapports sont à la disposition des actionnaires et que ces derniers peuvent exiger que ces documents leur soient délivrés dans les meilleurs délais.

Article 12 Présidence, procès-verbaux

La présidence de l’assemblée générale est exercée par le président, en cas d’empêchement de celui-ci par un autre membre du conseil d’administration ou par un autre président du jour élu par l’assemblée générale.

Le président désigne le rédacteur du procès-verbal et les scrutateurs, qui ne doivent pas nécessairement être des actionnaires.

Le conseil d’administration veille à la rédaction des procès-verbaux, lesquels doivent être signés par le président et par leur rédacteur.

Article 13 Décisions et élections

Les actionnaires exercent leur droit de vote proportionnellement à la valeur nominale de toutes les actions qui leur appartiennent.

Chaque actionnaire peut se faire représenter à l’assemblée générale par un tiers, qui justifie de ses pouvoirs par procuration écrite.

L’assemblée générale prend ses décisions et procède aux élections à la majorité absolue des voix attribuées aux actions représentées, si la loi ou les statuts n’en disposent pas autrement.

Si une élection n’aboutit pas au premier tour de scrutin, un second tour a lieu, au cours duquel la majorité relative décide.

Le président n’a pas voix prépondérante.

Les élections et votes se déroulent à main levée, à moins que le président ou l’un des actionnaires n’exige le bulletin secret.

Article 14 Décisions importantes

Une décision de l’assemblée générale recueillant au moins les deux tiers des voix attribuées aux actions représentées et la majorité absolue des valeurs nominales représentées est nécessaire pour :
1.	les cas prévus à l’art. 704 al. 1 CO ;
2.	faciliter ou supprimer la restriction de la transmissibilité des actions nominatives ;
3.	convertir des actions nominatives en actions au porteur ;
4.	dissoudre la société avec liquidation.

B. Conseil d’administration

Article 15 Election, constitution

Le conseil d’administration se compose d’un ou de plusieurs membres. En règle générale, il est élu lors de l’assemblée générale ordinaire et pour la durée d’une année. Les fonctions des membres du conseil d’administration prennent fin le jour de l’assemblée générale ordinaire suivante. La démission préalable et la révocation demeurent réservées. Sauf décision contraire, la durée des fonctions des membres élus au cours d’une assemblée extraordinaire expire à la prochaine assemblée ordinaire.

Les membres du conseil d’administration sont rééligibles sans aucune restriction.

Le conseil d’administration se constitue lui-même. Il désigne son président et le secrétaire, lequel n’appartient pas nécessairement au conseil d’administration.

Article 16 Attributions

Le conseil d’administration assume la gestion de la société. Il représente la société à l’égard des tiers.

Il prend des décisions sur toutes les affaires qui ne sont pas du ressort d’un autre organe de la société de par la loi, les statuts ou un règlement interne.

Le conseil d’administration et a les attributions intransmissibles et inaliénables suivantes :
1.	exercer la haute direction de la société et établir les instructions nécessaires ;
2.	fixer l’organisation ;
3.	fixer les principes de la comptabilité et du contrôle financier ainsi que le plan financier ;
4.	nommer et révoquer les personnes chargées de la gestion et de la représentation et réglementer le droit de signature ;
5.	exercer la haute surveillance sur les personnes chargées de la gestion pour s’assurer notamment qu’elles observent la loi, les statuts, les règlements et les instructions données ;
6.	établir le rapport de gestion, préparer l’assemblée générale et exécuter ses décisions ;
7.	informer le juge en cas de surendettement ;
8.	prendre les décisions concernant l’appel ultérieur d’apports relatifs à des actions non entièrement libérées ;
9.	prendre les décisions relatives à la constatation d’augmentation de capital et aux modifications des statuts qui en résultent ;
10.	examiner les qualifications professionnelles des réviseurs particulièrement qualifiés pour les cas dans lesquels la loi prévoit l’intervention de tels réviseurs.

Article 17 Délégation

Le conseil d’administration peut déléguer tout ou partie de la gestion à un ou plusieurs de ses membres ou à des tiers conformément à un règlement d’organisation qu’il doit édicter.

Il peut déléguer le pouvoir de représentation à un ou plusieurs de ses membres ou à des tiers.

Article 18 Convocation

Le président réunit le conseil d’administration aussi souvent que l’exigent les affaires ou si un membre du conseil le lui demande.

Article 19 Décisions

Si le conseil d’administration se compose de plusieurs membres, la majorité de ceux-ci doit être présente pour qu’il puisse délibérer valablement. Toutefois, les décisions de modification et d’adaptation des statuts ainsi que de constatations relatives à des augmentations de capital ne requièrent aucun quorum.

Le conseil prend ses décisions à la majorité des voix émises. Le président a voix prépondérante.

Les décisions peuvent également être prises en la forme d’une approbation donnée par écrit à une proposition, à moins qu’une discussion ne soit requise par l’un des membres.

Les délibérations et les décisions du conseil d’administration sont consignées dans un procès-verbal signé par le président et le secrétaire.

Article 20 Rémunération

Les membres du conseil d’administration ont droit au remboursement de leurs dépenses effectuées dans l’intérêt de la société, ainsi qu’à une rémunération correspondant à leur activité, que le conseil d’administration fixe lui-même. L’attribution de tantièmes par l’assemblée générale est réservée.

C. Organe de révision

Article 21 Election

L’assemblée générale élit un organe de révision pour une durée de un à trois exercices. Son mandat prend fin avec l’approbation des derniers comptes annuels. Il peut être reconduit dans ses fonctions. L’assemblée générale peut, en tout temps, révoquer l’organe de révision avec effet immédiat.

La société peut renoncer à l’élection d’un organe de révision lorsque :
a) la société n’est pas assujettie au contrôle ordinaire ;
b) l’ensemble des actionnaires y consent ; et
c) l’effectif de la société ne dépasse pas 10 emplois à plein temps en moyenne annuelle.

Lorsque les actionnaires ont renoncé au contrôle restreint, cette renonciation est également valable les années qui suivent. Chaque actionnaire a toutefois le droit d’exiger un contrôle restreint et l’élection d’un organe de révision au plus tard 10 jours avant l’assemblée générale. Dans ce cas, l’assemblée générale ne peut approuver les comptes annuels et se prononcer sur l’emploi du bénéfice qu’une fois que le rapport de révision est disponible.

Article 22 Exigences relatives à l’organe de révision

Sont éligibles comme organe de révision une ou plusieurs personnes physiques ou morales ainsi que les sociétés de personnes.

L’organe de révision doit avoir en Suisse son domicile, son siège ou une succursale inscrite au registre du commerce. Lorsque la société a plusieurs organes de révision, l’un au moins doit satisfaire à cette exigence.

Lorsque la société est tenue de soumettre ses comptes annuels au contrôle ordinaire d’un organe de révision, l’assemblée générale élit un expert-réviseur agréé au sens de la loi fédérale de la surveillance des réviseurs au 16 décembre 2005 comme organe de révision.

Lorsque la société est tenue de soumettre ses comptes annuels au contrôle restreint d’un organe de révision, l’assemblée générale élit un réviseur agréé au sens de la loi fédérale de la surveillance des réviseurs au 16 décembre 2005 comme organe de révision. La renonciation à l’élection d’un organe de révision en vertu de l’art. 19 demeure réservée.

L’organe de révision doit être indépendant au sens de l’art. 728, respectivement 729 CO.

IV. Etablissement des comptes

Article 23 Comptes annuels

Le conseil d’administration fixe la date de clôture de l’exercice commercial annuel.

Les comptes annuels, qui se composent du compte de profits et pertes, du bilan et de l’annexe, sont établis conformément aux prescriptions du Code suisse des obligations, à savoir notamment celles des art. 662a ss et 958 ss, et conformément aux principes généralement admis dans le commerce et dans la profession.

Article 24 Répartition des bénéfices

L’assemblée générale détermine l’emploi du bénéfice résultant du bilan, sous réserve des prescriptions légales concernant la répartition du bénéfice et en particulier des art. 671 ss CO.

Le dividende ne peut être fixé qu’après que les affectations aux réserves légales ont été opérées conformément à la loi. Tous les dividendes qui n’ont pas été perçus dans un délai de cinq ans après leur exigibilité sont prescrits au profit de la société.

V. Fin de la société

Article 25 Dissolution et liquidation

L’assemblée générale peut décider en tout temps la dissolution et de la liquidation de la société en conformité avec les prescriptions légales et statuaires.

La liquidation a lieu par les soins du conseil d’administration, à moins que l’assemblée générale ne désigne d’autres liquidateurs.

La liquidation de la société s’effectue conformément aux art. 742 ss CO. Les liquidateurs sont aussi autorisés à vendre des actifs (immeubles y compris) de gré à gré.

Après paiement des dettes, l’actif est réparti entre les actionnaires au prorata de leurs versements.

VI. Convocations, communications et publications

Article 26 Forme

Les convocations et communications aux actionnaires s’effectuent au moyen de lettres envoyées aux adresses qui figurent au registre des actions.

Si un actionnaire change de domicile, il est tenu de communiquer sa nouvelle adresse à la société. Jusqu’à réception du changement d’adresse, toutes les convocations et communications sont valablement adressées à l’adresse qui figure au registre des actions.

La feuille officielle suisse du commerce est l’organe de publication de la société.

Statuts adoptés lors de l’assemblée constitutive qui s’est tenue le 16 juin 2008.

CONTRAT D’APPORTS EN NATURE

Les soussignés :

INTER PARFUMS SA, ayant son siège à 4, Rond-Point des Champs-Elysées, 75008 Paris, France, laquelle agit à titre d’associée faisant apport d’un actif à la société en formation INTER PARFUMS (Suisse) SA

d’une part

et

INTER PARFUMS SA, ayant son siège 4, Rond-Point des Champs-Elysées, 75008 Paris, France, laquelle agit au nom de INTER PARFUMS (Suisse) SA, société anonyme en formation, dont elle est la seule fondatrice.

d’autre part

****

Attendu que la société Inter Parfums SA, unique fondatrice de la société Inter Parfums (Suisse) SA, entend libérer le capital de cette dernière par un apport en nature.

A cet effet, les parties conviennent de ce qui suit :

Article 1

Inter Parfums SA apporte à la société Inter Parfums (Suisse) SA l’actif ci-après désigné :

-	les marques LANVIN ayant fait l’objet du Contrat de cession de marque conclu en date du 30 juillet 2007 entre la société Jeanne Lanvin SA et Inter Parfums SA, ci-annexé.

Article 2

L’apport d’une valeur totale de CHF 54'900'000.-, est accepté pour la même somme. Cette valeur a été déterminée sur la base des comptes annuels d’Inter Parfums SA au 31 décembre 2007. Cette valeur a fait l’objet d’une vérification par le réviseur d’Inter Parfums SA, NBA Audit SA, route de la Glâne 107, 1752 Villars-sur-Glâne. En contrepartie, Inter Parfums SA recevra à concurrence de CHF 27'450'000.- correspondant à la moitié de la valeur totale de l’apport, 27'450 actions nominatives de la société de CHF 1'000.- chacune, entièrement libérées, l’autre moitié de CHF 27'450'000.- constituant un agio

Article 3

La société Inter Parfums (Suisse) SA pourra prendre possession de cet actif dès l’inscription de la société au Registre du commerce. Inter Parfums SA procédera à l’ensemble des formalités nécessaires au transfert desdits actifs.

Article 4

Inter Parfums SA garantit qu’aucun tiers ne peut prétendre à un droit quelconque sur l’actif apporté.

Article 5

Si la constitution de la société n’aboutit pas, le présent contrat sera caduc, sans indemnité, et la fondatrice libérée de tout engagement.

Article 6

Le droit suisse s’applique au présent contrat, tout litige éventuel étant du ressort des tribunaux de la République et Canton de Genève.

Paris, le 4 juin 2008

INTER PARFUMS SA	INTER PARFUMS SA